Exhibit 2

Oi S.A. – In Judicial Reorganization

CNPJ/MF No. 76.535.764/0001-43

NIRE 33.3.0029520-8

Publicly-Held Company

MATERIAL FACT

We hereby inform our Shareholders that all the Management documents related to the fiscal year ended December 31, 2017, pursuant to Article 133 of Law 6404/76, are available at the Company’s headquarters, located at Rua do Lavradio nº 71, Centro, in the city and state of Rio de Janeiro.

The copies of the documents are available at the Company’s website (www.oi.com.br/ri) and at the CVM’s Sistema Empresas.NET (www.cvm.gov.br).

Rio de Janeiro, April 12, 2018.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer